Exhibit 99.2
WESTERN ALLIANCE BANCORPORATION
First Fiscal Year Certification of the Principal Financial Officer
Pursuant to 31 C.F.R. Section 30.15
Fiscal Year Ended December 31, 2009
I, Dale Gibbons, Chairman and Chief Financial Officer of Western Alliance Bancorporation, certify, based on my knowledge, that:
(xvii)
The compensation committee of Western Alliance Bancorporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009 and ending with the last day of Western Alliance Bancorporation’s fiscal year ended December 31, 2009, the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Western Alliance Bancorporation;

(xviii)
The compensation committee of Western Alliance Bancorporation has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Western Alliance Bancorporation, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Western Alliance Bancorporation and has limited those features to ensure that Western Alliance Bancorporation is not unnecessarily exposed to risks;

(xix)
The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Western Alliance Bancorporation to enhance the compensation of an employee and has limited such features;

(xx)	The compensation committee of Western Alliance Bancorporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(xxi)
The compensation committee of Western Alliance Bancorporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

a. SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Western Alliance Bancorporation;
b. Employee compensation plans that unnecessarily expose Western Alliance Bancorporation to risks; and
c. Employee compensation plans that could encourage the manipulation of reported earnings of Western Alliance Bancorporation to enhance the compensation of an employee;
(xxii)
Western Alliance Bancorporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period, to the extent required by the regulations and guidance established under section 111 of EESA, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(xxiii)
Western Alliance Bancorporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of Western Alliance Bancorporation’s fiscal year ended December 31, 2009;

(xxiv)
Western Alliance Bancorporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with the last day of Western Alliance Bancorporation’s fiscal year ended December 31, 2009;

(xxv)
The board of directors of Western Alliance Bancorporation established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency;

Western Alliance Bancorporation and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(xxvi)
Western Alliance Bancorporation will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending with the last day of Western Alliance Bancorporation’s fiscal year ended December 31, 2009;

(xxvii)
Western Alliance Bancorporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xxviii)
Western Alliance Bancorporation will disclose whether Western Alliance Bancorporation, the board of directors of Western Alliance Bancorporation, or the compensation committee of Western Alliance Bancorporation has engaged during the period beginning on June 15, 2009 and ending with the last day of Western Alliance Bancorporation’s fiscal year ended December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xxix)
Western Alliance Bancorporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of Western Alliance Bancorporation’s fiscal year ended December 31, 2009;

(xxx)
Western Alliance Bancorporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Western Alliance Bancorporation and Treasury, including any amendments;

(xxxi)
Western Alliance Bancorporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year (2010) and the most recently completed fiscal year (2009), with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xxxii)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

	By:	/s/ Dale Gibbons
Dale Gibbons
Dated: March 1, 2010		Principal Financial Officer Western Alliance Bancorporation

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